CONSENT TO ACTION
                                     BY THE
                              BOARD OF DIRECTORS OF
                               COPPER CORPORATION

                                  June 25, 2002

Pursuant to the provisions of the Colorado Corporation Code any action to be taken at a meeting of the Board of Directors of the corporation may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the directors. The undersigned, being all the directors of Copper Corporation do hereby waive any notice that may be required to be given with respect to a meeting of the directors of the corporation and do hereby take, ratify, confirm and approve the following actions:

WHEREAS: the company has located a company that may be acquired with shares of the companies common stock and the Company wishes to acquire a 100% controlling interest in American Real Estate Investors, Inc., a Nevada corporation.

AND WHEREAS: as a precondition of the above transaction the existing management and director of Copper, James Wiegand, would be replaced by Roger Sherman, Andrew Brown and Bernard Ware, who are the present management and directors of American Real Estate Investors, Inc.

NOW THEREFORE, RESOLVED: the company issues 1,300,000 shares of its common stock in the form of certificates duly issued pro-rata to the share holders of American Real Estate Investors, Inc. and the company accepts in exchange a certificate for 1,000,000 common shares of American Real Estate Investors being all of the issued and outstanding shares of American.

FURTHER RESOLVED: that the company accepts the resignation of James B. Wiegand from all positions with the company and hereby appoints Roger Sherman, Andrew Brown and Bernard Ware as Wiegand's replacement in all officer and director positions with the company, effective immediately.

The officers of this corporation are hereby authorized to perform acts to carry out these resolutions.

This consent to action by the Board of Directors of Copper Corporation may be signed in one or more counterparts, all of which when taken together shall constitute the same and when signed by all of the directors of the corporation may be certified by any proper officer of the corporation as having been unanimously adopted by the corporation on the 25th day of June, 2002.


/s/James B. Wiegand